Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Allion Healthcare, Inc. & Subsidiaries

We hereby consent to the use in the Registration Statement on Amendment No. 2 to Form S-1 of our report dated February 24, 2005, relating to the financial statements of North American Home Health Supply, Inc. as of December 31, 2004 and 2003, and the related statements of income, stockholders’ equity and cash flows for the years then ended, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    LWBJ, LLP

West Des Moines, Iowa

January 23, 2006